EXHIBIT 99.1

Steelcase Reports Third Quarter Fiscal 2023 Results

  Revenue and earnings growth driven by strong beginning backlog and year-over-year pricing benefits
  Gross margin improved 120 basis points compared to prior year driven by a 280 basis point improvement in the Americas
  Actions to reduce cost structure expected to produce approximately $30 million of annualized savings
  Fourth quarter outlook projects earnings growth compared to prior year driven by pricing benefits and includes savings from recent actions

GRAND RAPIDS, Mich., Dec. 19, 2022 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE: SCS) today reported third quarter revenue of $826.9 million, net income of $11.4 million, or $0.10 per share, and adjusted earnings per share of $0.20.  In the prior year, Steelcase reported revenue of $738.2 million and net income of $9.6 million, or $0.08 per share, and had adjusted earnings per share of $0.11.

Revenue and order growth (decline) compared to the prior year were as follows:

	Q3 2023 vs. Q3 2022
	Revenue Growth (Decline)	Organic Revenue Growth	Organic Order Decline

Americas	19%	15%	(16)%
EMEA	(6)%	9%	(10)%
Other	7%	12%	(37)%
	12%	13%	(17)%

The organic revenue growth in all segments was driven by a strong beginning backlog and included significant pricing benefits.  Orders declined across all segments, with a decline in volume partially offset by pricing benefits.  Orders were impacted by softening industry demand patterns believed to be driven by reduced sentiment related to growing macroeconomic and geopolitical concerns.  The order decline in the Other category was additionally impacted by COVID-related restrictions in China and reflected an overall decline in Asia Pacific compared to growth of more than 100 percent in the prior year.

"We delivered revenue and earnings growth this quarter that met our expectations in a challenging environment," said Sara Armbruster, president and CEO.  "I'm proud of how our teams maintained their focus on implementing price increases in response to significant inflation, mitigating the impact of supply chain disruptions and controlling our level of spending."

Operating income (loss) and adjusted operating income (loss) were as follows:

	Operating income (loss)		Adjusted operating income (loss)
	(Unaudited)		(Unaudited)
	Three months ended		Three months ended
	November 25,	November 26,	November 25,	November 26,
	2022	2021	2022	2021
Americas	$21.2	$11.1	$37.3	$13.7
EMEA	4.2	8.3	5.3	9.3
Other	(0.3)	2.0	(0.3)	2.0
Corporate	(4.6)	(5.5)	(4.6)	(5.5)
	$20.5	$15.9	$37.7	$19.5

Operating income of $20.5 million in the third quarter represented an increase of $4.6 million compared to the prior year.  Adjusted operating income of $37.7 million in the third quarter (which excludes $10.6 million of restructuring costs and $6.6 million of amortization of purchased intangible assets) represented an increase of $18.2 million compared to the prior year.  The increase in adjusted operating income was primarily driven by higher pricing benefits, net of inflation, partially offset by higher operating expenses.

Gross margin of 28.8 percent in the third quarter represented an increase of 120 basis points compared to the prior year, and reflected a 280 basis point improvement in the Americas, a 240 basis point decline in EMEA and a 230 basis point decline in the Other category.  Year-over-year pricing benefits of approximately $85 million exceeded year-over-year inflation by approximately $55 million.  The improvement in the Americas was primarily due to higher pricing benefits, net of inflation, and higher volume, partially offset by higher fixed overhead costs and labor inefficiencies.  The decline in EMEA was primarily due to freight and labor inefficiencies, unfavorable currency impacts and the impact of lower volume.  The decline in the Other category was primarily due to higher inflation, net of pricing benefits, and unfavorable currency impacts.

"Our gross margin improvement in the Americas this quarter reflected the benefits from the pricing actions we've been implementing in the face of extraordinary inflation levels," said Dave Sylvester, senior vice president and CFO.  "On a global basis, year-over-year pricing benefits have exceeded year-over-year inflation for the last two quarters; however, we estimate cumulative inflation over the last seven quarters exceeds the cumulative benefits from our pricing actions by approximately $60 million.  Moving into the fourth quarter and first half of fiscal 2024, we expect continued year-over-year gross margin benefits from our pricing actions, as we aim to recover the cumulative impact of inflation."

Operating expenses of $208.1 million in the third quarter represented an increase of $20.4 million compared to the prior year.  The increase was driven by $14.9 million of higher variable compensation expense, $8.1 million from acquisitions and $3.4 million of higher marketing, product development and sales expenses, partially offset by $5.9 million of favorable currency translations effects.

"During the third quarter, we implemented our previously announced actions to reduce headcount in the Americas and Corporate, and we recently initiated actions to wind down our aviation department and sell our aircraft," said Dave Sylvester.  "We recognized restructuring costs in the third quarter related to the headcount reductions and expect to recognize approximately $3 million of additional restructuring costs in the fourth quarter of 2023 related to the wind down of aviation.  We estimate approximately $30 million of annualized savings from these actions and we expect to use the proceeds from the sale of our aircraft to pay-off the related financing, which matures in the first quarter of fiscal 2024."

Interest expense of $7.6 million in the third quarter represented an increase of $1.1 million compared to the prior year due to borrowings under the company's global credit facility.

Total liquidity, comprised of cash and cash equivalents and the cash surrender value of company-owned life insurance, aggregated to $216.2 million at the end of the third quarter.  Total debt was $516.0 million.  Adjusted EBITDA for the trailing four quarters was $177.0 million.

The Board of Directors has declared a quarterly cash dividend of $0.10 per share, to be paid on or before January 13, 2023, to shareholders of record as of January 3, 2023.

Outlook

At the end of the third quarter, the company’s backlog of customer orders was approximately $854 million, which was 3 percent higher than the prior year.  Consistent with recent quarters, the backlog includes a higher than historical percentage of orders scheduled to ship beyond the end of the next quarter.  Orders through the first three weeks of the fourth quarter declined approximately 6 percent compared to the prior year.  As a result, the company expects fourth quarter fiscal 2023 revenue to be in the range of $740 to $765 million.  The company reported revenue of $753.1 million in the fourth quarter of fiscal 2022.  The projected revenue range is approximately flat, including on an organic basis, compared to the fourth quarter of fiscal 2022.

The company expects to report earnings per share of between $0.05 to $0.09 for the fourth quarter of fiscal 2023 and adjusted earnings per share of between $0.11 to $0.15.  The estimates include:

  gross margin of approximately 29 percent, with projected pricing benefits, net of inflation, of approximately $65 million as compared to the prior year, projected operating expenses of between $195 to $200 million, which includes $6.5 million of amortization of purchased intangible assets and $10 million of expected gains from the sale of fixed assets, estimated restructuring charges of approximately $3 million, projected interest expense, investment income and other income, net, of approximately $5 million and a projected effective tax rate of 28 percent.

The company reported a loss per share of $0.02 and had breakeven adjusted earnings per share in the fourth quarter of the prior year.

“The needs of people at work are changing profoundly,” said Sara Armbruster.  "As our customers enhance their workspaces, we remain focused on bringing them solutions that inspire and support better ways of working.  We believe our strategy to lead the hybrid transformation, diversify the customers and markets we serve, and increase our profitability will drive improved financial results and stronger shareholder returns."

Business Segment Results
(in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended			Nine Months Ended
	November 25, 2022	November 26, 2021	% Change	November 25, 2022	November 26, 2021	% Change

Revenue
Americas (1)	$594.7	$500.3	19%	$1,767.1	$1,399.9	26%
EMEA (2)	157.7	168.2	(6)%	451.9	430.7	5%
Other (3)	74.5	69.7	7%	211.9	189.0	12%
	$826.9	$738.2	12%	$2,430.9	$2,019.6	20%

Revenue mix	71.9%	67.8%		72.7%	69.3%
Americas	19.1%	22.8%		18.6%	21.3%
EMEA	9.0%	9.4%		8.7%	9.4%
Other

Operating income (loss)
Americas	$21.2	$11.1	$63.5	$40.8
EMEA	4.2	8.3	(1.3)	1.0
Other	(0.3)	2.0	(4.5)	(7.5)
Corporate (4)	(4.6)	(5.5)	(20.9)	(16.3)
	$20.5	$15.9	$36.8	$18.0

Operating income margin	2.5%	2.2%	1.5%	0.9%

Business Segment Footnotes

  The Americas segment serves customers in the U.S., Canada, the Caribbean Islands and Latin America, with a comprehensive portfolio of furniture and architectural products marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse, AMQ, Smith System, Orangebox, Viccarbe and Halcon brands.
  The EMEA segment serves customers in Europe, the Middle East and Africa primarily under the Steelcase, Coalesse, Orangebox and Viccarbe brands, with a comprehensive portfolio of furniture and architectural products.
  The Other category includes Asia Pacific and Designtex. Asia Pacific serves customers in Australia, China, India, Japan, Korea and other countries in Southeast Asia primarily under the Steelcase brand with a comprehensive portfolio of furniture and architectural products. Designtex sells textiles, wall coverings and surface imaging solutions specified by architects and designers directly to end-use customers through a direct sales force primarily in North America.
  Corporate expenses include unallocated portions of shared service functions such as information technology, corporate facilities, finance, human resources, research, legal and customer aviation, plus deferred compensation expense and income or losses associated with company-owned life insurance.
QUARTER OVER QUARTER ORGANIC REVENUE GROWTH BY SEGMENT
Q3 2023 vs. Q3 2022
(Unaudited)
	Steelcase Inc.	Americas	EMEA	Other category

Q3 2022 revenue	$738.2	$500.3	$168.2	$69.7
Acquisitions	20.1	18.9	1.2	—
Currency translation effects	(29.4)	(1.7)	(24.7)	(3.0)
Q3 2022 revenue, adjusted	728.9	517.5	144.7	66.7

Q3 2023 revenue	826.9	594.7	157.7	74.5
Organic growth $	$98.0	$77.2	$13.0	$7.8
Organic growth %	13%	15%	9%	12%

ADJUSTED EARNINGS PER SHARE
(Unaudited)
	Three Months Ended
	November 25, 2022	November 26, 2021
Earnings per share	$0.10	$0.08
Amortization of purchased intangible assets, per share	0.05	0.03
Income tax effect of amortization of purchased intangible assets, per share	(0.02)	—
Restructuring costs, per share	0.09	—
Income tax effect of restructuring costs, per share	(0.02)	—
Adjusted earnings per share	$0.20	$0.11

ADJUSTED EBITDA
(Unaudited)
	Three Months Ended				Trailing Four Quarters Ended
	February 25, 2022	May 27, 2022	August 26, 2022	November 25, 2022	November 25, 2022
Income (loss) before income tax expense	$(1.0)	$(15.8)	$26.4	$16.6	$26.2
Interest expense	6.4	6.4	7.2	7.6	27.6
Depreciation and amortization	21.0	20.2	23.5	23.5	88.2
Share-based compensation	2.5	12.0	3.1	2.1	19.7
Restructuring costs	—	4.2	0.5	10.6	15.3
Adjusted EBITDA	$28.9	$27.0	$60.7	$60.4	$177.0

PROJECTED ORGANIC REVENUE (DECLINE) GROWTH
Q4 2023 vs. Q4 2022
Steelcase Inc.

Q4 2022 revenue	$753.1
Acquisition	17.7
Currency translation effects	(18.6)
Q4 2022 revenue, adjusted	$752.2

Q4 2023 revenue, projected	$740 - 765
Organic (decline) growth $	$(12) - 13
Organic (decline) growth %	(2)% - 2%

PROJECTED ADJUSTED EARNINGS PER SHARE
	Three Months Ended
	February 24, 2023	February 25, 2022
Earnings (loss) per share	$0.05 - 0.09	$(0.02)
Amortization of purchased intangible assets, per share	0.06	0.03
Income tax effect of amortization of purchased intangible assets, per share	(0.02)	(0.01)
Restructuring costs, per share	0.03	—
Income tax effect of restructuring costs, per share	(0.01)	—
Adjusted earnings per share	$0.11 - 0.15	$—

Steelcase Inc.
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 25, 2022		November 26, 2021		November 25, 2022		November 26, 2021
Revenue	$826.9	100.0%	$738.2	100.0%	$2,430.9	100.0%	$2,019.6	100.0%
Cost of sales	587.7	71.0	534.6	72.4	1,748.4	71.9	1,454.5	72.0
Restructuring costs	1.4	0.2	—	—	2.3	0.1	—	—
Gross profit	237.8	28.8	203.6	27.6	680.2	28.0	565.1	28.0
Operating expenses	208.1	25.2	187.7	25.4	630.4	26.0	547.1	27.1
Restructuring costs	9.2	1.1	—	—	13.0	0.5	—	—
Operating income	20.5	2.5	15.9	2.2	36.8	1.5	18.0	0.9
Interest expense	(7.6)	(0.9)	(6.5)	(0.9)	(21.2)	(0.9)	(19.3)	(1.0)
Investment income	0.3	—	0.1	—	0.7	—	0.4	—
Other income, net	3.4	0.4	2.5	0.3	10.9	0.5	3.5	0.2
Income before income tax expense (benefit)	16.6	2.0	12.0	1.6	27.2	1.1	2.6	0.1
Income tax expense (benefit)	5.2	0.6	2.4	0.3	7.6	0.3	(3.6)	(0.2)
Net income	$11.4	1.4%	$9.6	1.3%	$19.6	0.8%	$6.2	0.3%

Operating income	$20.5	2.5%	$15.9	2.2%	$36.8	1.5%	$18.0	0.9%
Amortization of purchased intangible assets	6.6	0.8	3.6	0.4	16.8	0.7	10.8	0.5
Restructuring costs	10.6	1.3	—	—	15.3	0.6	—	—
Adjusted operating income	$37.7	4.6%	$19.5	2.6%	$68.9	2.8%	$28.8	1.4%

Americas
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 25, 2022		November 26, 2021		November 25, 2022		November 26, 2021
Revenue	$594.7	100.0%	$500.3	100.0%	$1,767.1	100.0%	$1,399.9	100.0%
Cost of sales	422.1	71.0	370.3	74.0	1,268.0	71.8	1,015.4	72.5
Restructuring costs	1.4	0.2	—	—	2.3	0.1	—	—
Gross profit	171.2	28.8	130.0	26.0	496.8	28.1	384.5	27.5
Operating expenses	140.8	23.7	118.9	23.8	420.3	23.8	343.7	24.6
Restructuring costs	9.2	1.5	—	—	13.0	0.7	—	—
Operating income	21.2	3.6	11.1	2.2	63.5	3.6	40.8	2.9
Amortization of purchased intangible assets	5.5	1.0	2.6	0.5	13.4	0.8	7.8	0.6
Restructuring costs	10.6	1.7	—	—	15.3	0.8	—	—
Adjusted operating income	$37.3	6.3%	$13.7	2.7%	$92.2	5.2%	$48.6	3.5%

EMEA
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 25, 2022		November 26, 2021		November 25, 2022		November 26, 2021
Revenue	$157.7	100.0%	$168.2	100.0%	$451.9	100.0%	$430.7	100.0%
Cost of sales	114.5	72.6	118.1	70.2	333.9	73.9	309.0	71.7
Gross profit	43.2	27.4	50.1	29.8	118.0	26.1	121.7	28.3
Operating expenses	39.0	24.7	41.8	24.9	119.3	26.4	120.7	28.1
Operating income (loss)	4.2	2.7	8.3	4.9	(1.3)	(0.3)	1.0	0.2
Amortization of purchased intangible assets	1.1	0.7	1.0	0.6	3.4	0.8	3.0	0.7
Adjusted operating income	$5.3	3.4%	$9.3	5.5%	$2.1	0.5%	$4.0	0.9%

Other category
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 25, 2022		November 26, 2021		November 25, 2022		November 26, 2021
Revenue	$74.5	100.0%	$69.7	100.0%	$211.9	100.0%	$189.0	100.0%
Cost of sales	51.1	68.6	46.2	66.3	146.5	69.1	130.1	68.8
Gross profit	23.4	31.4	23.5	33.7	65.4	30.9	58.9	31.2
Operating expenses	23.7	31.8	21.5	30.8	69.9	33.0	66.4	35.2
Operating income (loss)	$(0.3)	(0.4)%	$2.0	2.9%	$(4.5)	(2.1)%	$(7.5)	(4.0)%

Corporate
	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	November 25, 2022	November 26, 2021	November 25, 2022	November 26, 2021
Operating expenses	$4.6	$5.5	$20.9	$16.3

Webcast
Steelcase will discuss third quarter results and business outlook on a conference call at 8:30 a.m. Eastern time tomorrow.

Non-GAAP Financial Measures
This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the condensed consolidated statements of operations, balance sheets or statements of cash flows of the company. The non-GAAP financial measures used are (1) organic revenue growth (decline), (2) adjusted operating income (loss), (3) adjusted earnings per share and (4) adjusted EBITDA. Pursuant to the requirements of Regulation G, the company has provided a reconciliation of each of the non-GAAP financial measures to the most directly comparable GAAP financial measure in the tables above. These measures are supplemental to, and should be used in conjunction with, the most comparable GAAP measures. Management uses these non-GAAP financial measures to monitor and evaluate financial results and trends.

Organic Revenue Growth (Decline)
The company defines organic revenue growth (decline) as revenue growth (decline) excluding the impact of acquisitions and divestitures and foreign currency translation effects. Organic revenue growth (decline) is calculated by adjusting prior year revenue to include revenues of acquired companies prior to the date of the company's acquisition, to exclude revenues of divested companies and to use current year average exchange rates in the calculation of foreign-denominated revenue. The company believes organic revenue growth (decline) is a meaningful metric to investors as it provides a more consistent comparison of the company's revenue to prior periods as well as to industry peers.

Adjusted Operating Income (Loss) and Adjusted Earnings Per Share
The company defines adjusted operating income (loss) as operating income (loss) excluding amortization of purchased intangible assets and restructuring costs. The company defines adjusted earnings per share as earnings (loss) per share excluding amortization of purchased intangible assets and restructuring costs, net of related income tax effects.

Amortization of purchased intangible assets: The company may record intangible assets (such as backlog, dealer relationships, trademarks, know-how and designs and proprietary technology) when it acquires companies. The company allocates the fair value of purchase consideration to net tangible and intangible assets acquired based on their estimated fair values. The fair value estimates for these intangible assets require management to make significant estimates and assumptions, which include the useful lives of intangible assets. The company believes that adjusting for amortization of purchased intangible assets provides a more consistent comparison of its operating performance to prior periods as well as to industry peers. As the company's business strategy in recent years has included an increased number of acquisitions, intangible asset amortization has become more significant.

Restructuring costs: Restructuring costs may be recorded as the company's business strategies change or in response to changing market trends and economic conditions. The company believes that adjusting for restructuring costs, which are primarily associated with business exit and workforce reduction costs, provides a more consistent comparison of its operating performance to prior periods as well as to industry peers.

Adjusted EBITDA
The company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization ("EBITDA") adjusted to exclude share-based compensation and restructuring costs. The company believes adjusted EBITDA provides investors with useful information regarding the operating profitability of the company as well as a useful comparison to other companies. EBITDA is a measurement commonly used in capital markets to value companies and is used by the company's lenders and rating agencies to evaluate its performance. The company adjusts EBITDA for share-based compensation as it represents a significant non-cash item which impacts its earnings. The company also adjusts EBITDA for restructuring costs to provide a more consistent comparison of its earnings to prior periods as well as to industry peers.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to the company, based on current beliefs of management as well as assumptions made by, and information currently available to, the company. Forward-looking statements generally are accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “possible,” “potential,” “predict,” “project," "target” or other similar words, phrases or expressions. Although the company believes these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements and vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters, pandemics and other Force Majeure events; cyberattacks; the COVID-19 pandemic and the actions taken by various governments and third parties to combat the pandemic; changes in the legal and regulatory environment; changes in raw material, commodity and other input costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

About Steelcase Inc.

Established in 1912, Steelcase is a global design and thought leader in the world of work. We help people do their best work by creating places that work better. Along with more than 35 creative and technology partner brands, we research, design and manufacture furnishings and solutions for the many places where work happens — including learning, health and work from home. Our solutions come to life through our community of expert Steelcase dealers in over 800 locations, as well as our online Steelcase store and other retail partners. Founded in Grand Rapids, Michigan, Steelcase is a publicly traded company with fiscal year 2022 revenue of $2.8 billion. With our more than 11,000 global employees and dealer community, we come together for people and the planet — using our business to help the world work better.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	November 25, 2022	November 26, 2021	November 25, 2022	November 26, 2021
Revenue	$826.9	$738.2	$2,430.9	$2,019.6
Cost of sales	587.7	534.6	1,748.4	1,454.5
Restructuring costs	1.4	—	2.3	—
Gross profit	237.8	203.6	680.2	565.1
Operating expenses	208.1	187.7	630.4	547.1
Restructuring costs	9.2	—	13.0	—
Operating income	20.5	15.9	36.8	18.0
Interest expense	(7.6)	(6.5)	(21.2)	(19.3)
Investment income	0.3	0.1	0.7	0.4
Other income, net	3.4	2.5	10.9	3.5
Income before income tax expense (benefit)	16.6	12.0	27.2	2.6
Income tax expense (benefit)	5.2	2.4	7.6	(3.6)
Net income	$11.4	$9.6	$19.6	$6.2

Earnings per share:
Basic	$0.10	$0.08	$0.17	$0.05
Diluted	$0.10	$0.08	$0.17	$0.05
Weighted average shares outstanding - basic	117.2	116.0	117.1	117.4
Weighted average shares outstanding - diluted	117.6	116.3	117.4	117.8

Dividends declared and paid per common share	$0.100	$0.145	$0.390	$0.390

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
	(Unaudited)
	November 25, 2022	February 25, 2022
ASSETS
Current assets:
Cash and cash equivalents	$55.0	$200.9
Accounts receivable, net of allowance of $6.5 and $8.0	400.1	340.4
Inventories	378.5	326.2
Prepaid expenses	28.6	24.0
Income taxes receivable	16.3	41.7
Other current assets	36.0	26.0
Total current assets	914.5	959.2

Property, plant and equipment, net of accumulated depreciation of $1,110.3 and $1,089.0	404.8	392.8
Company-owned life insurance ("COLI")	161.2	168.0
Deferred income taxes	116.4	121.2
Goodwill	278.0	242.8
Other intangible assets, net of accumulated amortization of $101.2 and $86.4	117.2	85.5
Investments in unconsolidated affiliates	49.4	53.1
Right-of-use operating lease assets	195.4	209.8
Other assets	31.5	28.6
Total assets	$2,268.4	$2,261.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$250.0	$243.6
Short-term borrowings and current portion of long-term debt	70.4	5.1
Current operating lease obligations	42.6	44.2
Accrued expenses:
Employee compensation	105.0	75.6
Employee benefit plan obligations	27.6	25.4
Accrued promotions	27.5	32.9
Customer deposits	56.3	53.4
Other	99.7	87.0
Total current liabilities	679.1	567.2

Long-term liabilities:
Long-term debt less current maturities	445.6	477.4
Employee benefit plan obligations	111.6	126.7
Long-term operating lease obligations	168.7	182.2
Other long-term liabilities	53.8	55.3
Total long-term liabilities	779.7	841.6
Total liabilities	1,458.8	1,408.8

Shareholders’ equity:
Additional paid-in capital	15.6	1.5
Accumulated other comprehensive income (loss)	(81.3)	(50.6)
Retained earnings	875.3	901.3
Total shareholders’ equity	809.6	852.2
Total liabilities and shareholders’ equity	$2,268.4	$2,261.0

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Nine Months Ended
	November 25, 2022	November 26, 2021
OPERATING ACTIVITIES
Net income	$19.6	$6.2
Depreciation and amortization	67.2	62.2
Share-based compensation	18.0	13.4
Restructuring costs	15.3	—
Other	(4.3)	(28.8)
Changes in operating assets and liabilities:
Accounts receivable	(68.1)	(68.6)
Inventories	(48.2)	(93.4)
Income taxes receivable	25.4	(1.6)
Other assets	(15.7)	(16.7)
Accounts payable	7.8	77.5
Employee compensation liabilities	17.0	(15.3)
Employee benefit obligations	(14.0)	(13.5)
Customer deposits	(19.8)	21.3
Accrued expenses and other liabilities	1.2	(1.8)
Net cash provided by (used in) operating activities	1.4	(59.1)

INVESTING ACTIVITIES
Capital expenditures	(42.8)	(45.3)
Proceeds from disposal of fixed assets	5.6	17.4
Acquisitions, net of cash acquired	(105.3)	(32.6)
Other	15.0	9.2
Net cash used in investing activities	(127.5)	(51.3)

FINANCING ACTIVITIES
Dividends paid	(45.6)	(45.9)
Common stock repurchases	(3.9)	(54.0)
Borrowings on global committed bank facility	480.9	—
Repayments on global committed bank facility	(446.9)	—
Other	(1.1)	(1.6)
Net cash used in financing activities	(16.6)	(101.5)
Effect of exchange rate changes on cash and cash equivalents	(2.6)	(1.6)
Net decrease in cash, cash equivalents and restricted cash	(145.3)	(213.5)
Cash and cash equivalents and restricted cash, beginning of period (1)	207.0	495.6
Cash and cash equivalents and restricted cash, end of period (2)	$61.7	$282.1

(1) These amounts include restricted cash of $6.1 and $5.8 as of February 25, 2022 and February 26, 2021, respectively.

(2) These amounts include restricted cash of $6.7 and $6.9 as of November 25, 2022 and November 26, 2021, respectively.

Restricted cash primarily represents funds held in escrow for potential future workers’ compensation and product liability claims.  Restricted cash is included as part of Other assets on the Condensed Consolidated Balance Sheets.

CONTACT:	Investor Contact:
Mike O'Meara
Investor Relations
(616) 246 - 4251

Media Contact:
Katie Woodruff
Corporate Communications
(616) 915 - 8505

Source: Steelcase
SC-ERR